EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Meyer Newman
212-624-3817	212-624-3912
rfisher@webmd.net	jnewman@webmd.net
WEBMD ANNOUNCES ACQUISITION OF EMEDICINE.COM, INC.
Strengthens WebMD’s Position As the Leading Online Physician Network
NEW YORK, January 18, 2006 — WebMD Health Corp. (NASDAQ: WBMD), a leading provider of health information services to consumers and physicians, today announced that it has completed the acquisition of eMedicine.com, Inc. (www.emedicine.com), an online publisher of medical reference information for physicians and other healthcare professionals. The purchase price was $25.5 million.
With in-depth coverage of approximately 6,000 topics, eMedicine.com provides physicians and healthcare professionals detailed clinical information relevant to the diagnosis and treatment of a broad range of medical conditions. The acquisition of eMedicine.com further enhances WebMD’s ability to deliver diversified promotional and educational programs on behalf of pharmaceutical and biotechnology companies, who spend more than $8 billion annually for promotional and educational programs for physicians and healthcare professionals.
“The acquisition of eMedicine.com complements WebMD’s current offerings for physicians and health care professionals,” said Wayne Gattinella, CEO, WebMD. “In combination with Medscape, eMedicine.com will strengthen our reach and expand the breadth and depth of our online clinical reference information.”
The Company expects to realize the full benefits of the acquisition after the integration of sales, technology and editorial infrastructure is completed in the latter part of 2006. For 2005, eMedicine.com estimated revenues were approximately $6 million with a break even net income. The Company believes that eMedicine.com will have a small positive contribution to earnings before interest, taxes, depreciation, amortization and other non-cash charges for 2006 as a result of eMedicine.com’s anticipated level of profitability, offset by integration related expenses expected to be incurred during the first half of 2006.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is a leading provider of health information services to consumers, physicians, healthcare professionals, employers and health plans. Through our public online portals, WebMD enables health-involved consumers and clinically active physicians to readily access healthcare information relevant to their specific areas of interest and specialty. Through our private online portals, WebMD provides an integrated platform for employers and health plans to enable their employees and plan members to make more informed benefit, treatment and provider decisions. WebMD Health Corp. is a subsidiary of Emdeon Corporation (NASDAQ: HLTH).
All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: the amount and timing of the benefits expected from the transactions referred to in this press release; future deployment of applications; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.